Exhibit (a)(1)(C)

OncoSec Medical Incorporated
ELECTION AND WITHDRAWAL FORM

Please review, complete and sign this form, then either (1) fax it to Andrew Cronauer at 858-430-3832 or (2) e-mail (via PDF or similar imaged document file) it to acronauer@oncosec.com before 9:00 p.m., Pacific Time, on December 14, 2016.

DELIVERY OF YOUR ELECTION AND WITHDRAWAL FORM OTHER THAN BY FAX OR E-MAIL, OR TO A NUMBER OR E-MAIL ADDRESS OTHER THAN THE FAX NUMBER AND E-MAIL ADDRESS ABOVE, WILL NOT CONSTITUTE VALID DELIVERY.

Election to Exchange eligible stock option(s)

For purposes of participating in the Offer to Exchange Certain Stock Options for New Stock Options (the “Exchange Offer”), I hereby agree to tender my eligible stock option(s) as indicated below to OncoSec Medical Incorporated (“OncoSec”) by my check in the “Yes” box in the “Exchange Election” column. I understand that such eligible stock option(s) will be cancelled as of the date that (1) the Exchange Offer expires and (2) such eligible stock options are accepted by OncoSec in exchange for a lesser number of new stock options in accordance with the exchange ratios described in Section 3 (Delivery of Election Form) below. You must tender eligible stock options on a grant-by-grant basis. If you hold more than one eligible stock option and you only tender one eligible stock option in this Exchange Offer, you do not need to tender any other eligible stock options you may hold. You may not, however, tender an eligible stock option for less than all of the shares subject to that particular eligible stock option.

Grant No.	Grant Date	Exercise Price Per Share	Number of Options Eligible for Exchange	Option Expiration Date	Exchange Election (mark one)
[ ] Yes [ ] No [ ] Yes [ ] No [ ] Yes [ ] No [ ] Yes [ ] No [ ] Yes [ ] No [ ] Yes [ ] No [ ] Yes [ ] No [ ] Yes [ ] No

Election to Withdraw from the Exchange Offer

I previously received a copy of the Exchange Offer, dated November 16, 2016, and the election and withdrawal form. I previously elected to accept OncoSec’s offer to exchange eligible stock options. I now wish to change that election and withdraw my participation and reject OncoSec’s Exchange Offer with respect to all (and not less than all) of my eligible stock options.

By rejecting the Exchange Offer, I will not receive any new stock options under the Exchange Offer for my eligible stock options, and I will keep my current stock options. These stock options will continue to be governed by OncoSec’s 2011 Stock Incentive Plan or other plan (as applicable), and the existing option agreements between OncoSec and me.

[ ]	I AM WITHDRAWING MY ACCEPTANCE OF THE OFFER AND REJECTING THE OFFER TO EXCHANGE ALL OF MY OPTIONS

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Additional Terms and Conditions Applicable to this Election Form

1.	Defined Terms. Terms used but not defined in this election and withdrawal form have the meanings ascribed to such terms in the Exchange Offer that was filed with the Securities and Exchange Commission on November 16, 2016, including the Summary Term Sheet in that document. References in this election form to “OncoSec,” “we,” “us,” “our” and “ours,” mean OncoSec Medical Incorporated.

2.	Expiration Date. The option exchange and your right to tender, or withdraw a tender, of your eligible stock options will expire at 9:00 p.m., Pacific Time, on December 14, 2016, or on a later date, if we extend the option exchange (the “Expiration Date”).

3.	Delivery of Election Form. If you intend to tender your eligible stock options under the option exchange for an equal or lesser number of new stock options in accordance with the exchange ratios set forth below you must complete and acknowledge your participation by submitting a properly completed election and withdrawal form by the Expiration Date.

Each eligible stock option you properly tender under the option exchange will entitle you to receive a new stock option for an equivalent or lesser number of shares, depending on the exercise price of the eligible stock option tendered, in accordance with the exchange ratios set forth in the table below:

Exercise Price of Eligible Stock Option	Exchange Ratio
Less than $3.00	Ineligible
$3.00 – $9.99	2:1
$10.00 or more	3:1

If you tender an eligible stock option that is not evenly divisible by the applicable exchange ratio, you will forfeit any resulting fractional portion of an eligible stock option.

Your election to participate in the option exchange will only be effective upon our receipt of this election and withdrawal form through the return methods described above. OncoSec will not accept delivery of an election to participate in the option exchange by any other means. You are responsible for ensuring that, if you wish to participate, you submit a properly completed election and withdrawal form by the Expiration Date.

The option exchange is completely voluntary. You are not required to tender your eligible stock options for exchange.

OncoSec intends to confirm the receipt of your election form by e-mail within two (2) business days. If you have not received a confirmation, it is your responsibility to confirm that we have received your election form.

4.	Withdrawal of Election. You may withdraw your election to exchange your eligible stock options at any time prior to the Expiration Date. To withdraw your election to exchange your eligible stock options, you must submit a new properly completed election form and check the box above under “Election to Withdraw from the Exchange Offer”. You may not rescind any withdrawal. All eligible stock options withdrawn will be deemed not properly tendered for purposes of the Exchange Offer, unless you properly re-elect to exchange your eligible stock options before the Expiration Date of this Exchange Offer. Tenders to re-elect to exchange one or more of your eligible stock options may be made at any time before the Expiration Date of this Exchange Offer by following the procedures described in Section 3 (Delivery of Election Form) above.

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5.	Irregularities. We will determine, in our discretion, all questions as to the validity, eligibility, including time of receipt, and acceptance of your election to exchange eligible stock options. Our determination of these matters will be final and binding on all parties. We may reject any election to exchange an eligible stock option that we determine is not in appropriate form or that we determine would be unlawful to accept. Otherwise, we will accept properly and timely-elected eligible stock options that are not validly withdrawn. We also reserve the right to waive any of the conditions of your election to exchange an eligible stock option or any defect or irregularity in your election to exchange an eligible stock option tendered before the Expiration Date. Your election to exchange an eligible stock option will not be valid until you have cured all defects or irregularities to our satisfaction or they have been waived by us before the Expiration Date. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

6.	Conditional or Contingent Offers. We will not accept any alternative, conditional or contingent tenders.

WE ENCOURAGE ALL ELIGIBLE PARTICIPANTS WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE STOCK OPTIONS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

By signing below, I understand and agree to be bound by the Terms and Conditions attached hereto.

Date: __________, 2016
Optionee Signature

Optionee Name (please print)

Optionee Social Security or Taxpayer ID Number (please print)

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